Exhibit (c)(21)

                                                   Ignite Performance & Share Price Update  March 2019

Goldman Sachs

Ignite Share Price Analysis

INVESTMENT BANKING DIVISION

Hypothetical Standalone Ignite Share Price Absent Nova Proposal

Ignite Reference Prices

	Date	Closing Price	Comment
	3-Oct-18	$ 42.26	Ignite Price Prior to 3Q2018 Earnings
	4-Oct-18	$ 35.30	Ignite Price After 3Q2018 Earnings
		(16.5)%	% Drop (A)
	9-Nov-18	$ 39.06	Ignite Undisturbed Date (B)
	24-Jan-19	(16.5)%	Illustrative % Drop at 4Q2018 Earnings (A)
1		**$ 32.63**	**Implied Ignite Price After 4Q2018 Earnings (C = B * (1 - A))**
	4-Apr-19	(16.5)%	Illustrative % Drop at 1Q2019 Earnings (A)
2		**$ 27.25**	**Implied Ignite Price After 1Q2019 Earnings (C * (1 - A))**

TRK Reference Prices

	Date	Closing Price	Comment
	9-Nov-18	$ 16.20	TRK Price at Ignite Undisturbed Date
	25-Mar-19	$ 13.99	TRK Current Price
		(13.6)%	% Change (Z)
	9-Nov-18	$ 39.06	Ignite Undisturbed Date (B)
		(13.6)%	Illustrative % Change Based on TRK (Z)
3		**$ 33.73**	**Implied Ignite Price Today (B * (1 - Z))**

1. Applying the 16.5% drop in Ignite's share price at 3Q2018 earnings to the undisturbed price of $39.06 implies that Ignite's share price would have been $32.63 after 4Q2018 earnings if it experienced the same drop
2. Applying the same 16.5% drop to the hypothetical $32.63 price after 4Q2018 earnings implies that the share price would be $27.25 after upcoming 1Q2019 earnings
3. Applying the 13.6% drop in TRK's share price since the undisturbed date (09-Nov-2018) to Ignite's undisturbed price ($39.06) implies that Ignite's share price would be $33.73 today absent the Nova proposal

Source: Bloomberg

2

                                                     Ignite Analysis at Various Prices($ in millions, except per share)  Source: Ignite management projections, public company filings, and IBES estimates as of 22-Mar-2019Note: Ignite internal plan does not provide a capital expenditure estimate, so current consensus estimate is used as a proxy.      5.7 x  6.2 x  6.6 x  Undisturbed Current                                     Illustrative Share Price  $ 25.00    $ 27.50  $ 30.00 $  32.50  $ 35.00    $ 37.50  $ 39.06  $ 40.00  $ 42.50  $ 42.68  $ 45.00          % Change from Current  (41.4)%    (35.6)%  (29.7)% (23.9)%  (18.0)%    (12.1)%  (8.5)%  (6.3)%  (0.4)%  0.0%  5.4%          % Change from Undisturbed  (36.0)%    (29.6)%  (23.2)% (16.8)%  (10.4)%    (4.0)%  0.0%  2.4%  8.8%  9.3%  15.2 %          Dilluted Shares Outstanding  43.4    43.4  43.4  43.4  43.4    43.4  43.4  43.4  43.4  43.4  43.4          Equity Market Cap  $ 1,086    $ 1,194  $ 1,303 $  1,411  $ 1,520    $ 1,629  $ 1,696  $ 1,737  $ 1,846  $ 1,854  $ 1,954          (+) Debt  257    257  257  257  257    257  257  257  257  257  257          (-) Cash  (269)    (269)  (269)  (269)  (269)    (269)  (269)  (269)  (269)  (269)  (269)          Enterprise Value  $ 1,074    $ 1,183  $ 1,291 $  1,400  $ 1,508    $ 1,617  $ 1,685  $ 1,725  $ 1,834  $ 1,842  $ 1,943                                      Ignite    TRK TRK Current    Metric Undisturbed Undisturbed                                    2019E EBITDA                                    Consensus @ Undisturbed (09-Nov-18)  $ 260  4.1 x  4.5 x  5.0 x  5.4 x    5.8 x  6.2 x  6.5 x  6.6 x  7.0 x  7.1 x  7.5 x    6.5 x  6.4 x  6.0 x  Consensus After 4Q2018 Earnings (24-Jan-19)  257  4.2 x  4.6 x  5.0 x  5.5 x    5.9 x  6.3 x  6.6 x  6.7 x  7.2 x  7.2 x  7.6 x    6.5 x  6.4 x  6.0 x  Current Internal Ignite Plan  244  4.4 x  4.8 x  5.3 x          6.9 x  7.1 x  7.5 x  7.6 x  8.0 x    6.5 x  6.4 x  6.0 x  2019E EBITDA - CapEx                                    Consensus @ Undisturbed (09-Nov-18)  $ 158  6.8 x  7.5 x  8.2 x  8.9 x    9.6 x  10.3 x  10.7 x  10.9 x  11.6 x  11.7 x  12.3 x    10.7 x  8.6 x  8.0 x  Consensus After 4Q2018 Earnings (24-Jan-19)  147  7.3 x  8.1 x  8.8 x  9.6 x    10.3 x  11.0 x  11.5 x  11.8 x  12.5 x  12.6 x  13.3 x    10.7 x  8.6 x  8.0 x  Current Internal Ignite Plan  134  8.0 x  8.8 x  9.6 x  10.5 x    11.3 x  12.1 x  12.6 x  12.9 x  13.7 x  13.8 x  14.5 x    10.7 x  8.6 x  8.0 x  EPS                                    Consensus @ Undisturbed (09-Nov-18)  $ 2.07  12.1 x  13.3 x  14.5 x  15.7 x    16.9 x  18.1 x  18.9 x  19.3 x  20.5 x  20.6 x  21.7 x    18.9 x  15.0 x  13.5 x  Consensus After 4Q2018 Earnings (24-Jan-19)  2.00  12.5 x  13.8 x  15.0 x  16.3 x    17.5 x  18.8 x  19.5 x  20.0 x  21.3 x  21.3 x  22.5 x    18.9 x  15.0 x  13.5 x  Current Internal Ignite Plan  2.05  12.2 x  13.4 x  14.6 x  15.9 x    17.1 x  18.3 x  19.1 x  19.5 x  20.7 x  20.8 x  22.0 x    18.9 x  15.0 x  13.5 x    Ignite Undisturbed    TRK Current  3

 Appendix A:  Additional Ignite Performance Analysis

Goldman Sachs

Ignite Recent Financial Performance

INVESTMENT BANKING DIVISION

Valuation Impact
($ in millions, except per share)

1 Q1 2019 results were weak across the board, and, as a result, 2019 full year plan was revised down. The estimated value impact of these results is below, and if these trends were to continue past 2019, the value impact would be higher. Currently, these results represent approximately $2/share of value.

- New 2019 full year estimate for revenue is $698.3mm, compared to prior budget of $705.9mm
  - Represents a downward revision of $7.6mm
  - $7.6mm capitalized at Ignite revenue multiple of 2.6x represents total value of $20.1mm or approximately $0.46/share
- New 2019 full year estimate for EBITDA is $243.9mm, compared to prior budget of $251.1mm
  - Represents a downward revision of $7.2mm
  - $7.2mm capitalized at Ignite EBITDA multiple of 7.1x represents total value of $51.0mm or approximately $1.17/share
- New 2019 full year estimate for fully diluted EPS is $2.05, compared to prior budget of $2.17
  - Represents a downward revision of $0.12
  - $0.12/share capitalized at Ignite P/E multiple of 21.4x represents total value of $108mm or $2.49/share

2 Moreover, the early read on Q2 attendance trends appears weak, which may further reduce the 2019 (and longer term) outlook

- Through 3/20/2019:
  - 246K tickets sold for Q2 events compared to 272K tickets sold through to the same day in 2018 (10% lower)
  - $15.9 million sold attendance revenue for Q2 events compared to $17.0 million sold attendance revenue through to the same day in 2018 (7% lower)
  - All five events already held were at or below both budget and the prior year for attendance, and the largest event was only 75% sold versus capacity
- Current Q2 2019 forecast for tickets sold is 323K
  - Lower than budget of 363K (11% lower)
  - Lower than last year of 333K (3% lower)
- Current Q2 2019 forecast for attendance revenue is $21.0 million
  - Lower than budget of $23.9mm (12% lower)
  - In line with last year ($21.0 million) due to increased average ticket price

Additional Ignite Performance Analysis 5

INVESTMENT BANKING DIVISION

Goldman Sachs

Ignite Recent Financial Performance

Valuation Impact
($ in millions, except per share)

3 DC Solar represents $18mm value impact (or $0.42/share) from lost sponsorship profit with potentially higher additional exposure in bankruptcy court

- $3 million annual profit ($8 million lease cost compared to $11 million sponsorship income) has disappeared due to DC Solar bankruptcy
  - Absent this agreement, Ignite would need to source lighting from another party at an estimated annual cost of $1 million – Ignite realizing a $3 million profit from DC Solar agreement while also avoiding $1 million of additional cost
  - $3 million annual profit on DC Solar agreement, plus $1 million avoided lighting cost from a third party, equals $4 million total benefit to Ignite of the DC Solar agreement
  - $4 million annual benefit for 10 year term of agreement represents a total present value of approximately $18mm, or $0.42/share (assuming 26% tax rate and WACC of 10%)
- Moreover, should bankruptcy court not honor cross-default provision given DC Solar no longer paying Ignite sponsorship income, Ignite could still owe $8 million / year on the lease to Suntrust (who has taken it over)
  - Assuming Suntrust still delivered lighting pursuant to this lease, Ignite would be paying $8 million annually for lighting with an estimated market price of $1 million annually, or excess cost of $7 million annually for Ignite
  - Total present value of $7 million excess cost over 10 years equals approximately $32mm, or $0.73/share (assuming 26% tax rate and WACC of 10%)

Additional Ignite Performance Analysis

6